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                                                                     EXHIBIT 5.2



                [LETTERHEAD OF ARMSTRONG WORLD INDUSTRIES, INC.]


October 21, 1998

Armstrong World Industries, Inc.
313 West Liberty Street
P.O. Box 3001
Lancaster, Pennsylvania 17604-3001

Re:Armstrong World Industries, Inc.
Registration Statement on Form S-3 (File No. 333-6333)
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Ladies and Gentlemen:

I am the Assistant Secretary and Associate General Counsel of Armstrong World Industries, Inc., a Pennsylvania corporation (the "Company"). This opinion is being rendered in connection with the issuance and sale by the Company to the Underwriters (as defined below) of $180,000,000 aggregate principal amount of the Company's 7.45% Senior Quarterly Interest Bonds due 2038 (the "Bonds"). The offering of the Bonds is being made pursuant to the Company's Registration Statement on Form S-3 (as amended, and including a (i) Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Act") increasing the aggregate principal amount of securities which may be offered and sold pursuant thereto by $30,000,000 and (ii) a prospectus supplement filed pursuant to Rule 424 of the Act, collectively, the "Registration Statement") which relates to the offer and sale by the Company from time to time of up to $530,000,000 aggregate principal amount of debt securities, common stock, $1.00 par value per share, shares of Class A preferred stock, no par value per share, and depositary shares.

The Bonds being sold pursuant to that certain Underwriting Agreement (the "Underwriting Agreement") dated October 21, 1998, by and among Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated,
PaineWebber Incorporated, Prudential Securities Incorporated, Salomon Smith Barney Inc., SG Cowen Securities Corporation (collectively, the "Underwriters") and the Company. The Underwriting
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Armstrong World Industries, Inc.       2                        October 21, 1998


Agreement incorporates the terms and conditions of the "Underwriting Agreement Standard Provisions - Debt Securities and Preferred Stock," and relates to the purchase by the Underwriters, severally and not jointly, from the Company of the Bonds. It is contemplated that the Bonds will be issued pursuant to an indenture (the "Indenture"), dated August 6, 1996, between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, as successor to Mellon Bank, as Trustee (the "Trustee").

I have examined such documents, records, and matters of law as I have deemed necessary for purposes of this opinion. In examining all such documents, I have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the respective originals of all documents purported to be copies. In rendering the foregoing opinions, I have relied as to certain factual matters upon certificates of officers of the Company, and I have not independently verified the accuracy of the statements contained therein. Based on such examination and on the assumptions set forth below, I am of the opinion that the Bonds have been duly authorized by the Company and, when executed, authenticated, issued and delivered in the manner provided in the Indenture against payment of the consideration therefor specified in the Underwriting Agreement will be entitled to the benefits of the Indenture, and will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, moratorium, insolvency or similar laws affecting creditors' rights generally, including without limitation, applicable fraudulent transfer laws, and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the enforceability of such rights or the availability of such remedies is considered in a proceeding in equity or at law).

In rendering the foregoing opinion, my examination of matters of law has been limited to the laws of the Commonwealth of Pennsylvania.

I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Form 8-K on November 2, 1998 and incorporation by reference into the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without my express prior written consent, except that Rogers & Wells LLP may rely on this opinion as if it was addressed to them.


I hereby consent to the filing of this opinion as an exhibit to the Form 8-K and incorporation by reference into the Registration Statement and to the use of my name therein under the
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Armstrong World Industries, Inc.       3                        October 21, 1998


caption "Legal Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              /s/ David D. Wilson